Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
United Heritage Bankshares of Florida, Inc.
Orlando, Florida
     We hereby consent to the inclusion of our report dated March 6, 2007, relating to the consolidated financial statements of United Heritage Bankshares of Florida, Inc. and subsidiary as of and for the year ended December 31, 2006, in the Company’s 2006 annual report on Form 10-K.

/s/ Hacker, Johnson & Smith PA
Hacker, Johnson & Smith PA
Tampa, Florida
March 6, 2007